February 29, 2024
Hayward Holdings Announces Fourth Quarter and Full Year 2023 Financial Results
and Introduces 2024 Guidance
FOURTH QUARTER FISCAL 2023 SUMMARY
•Net Sales increased 8% year-over-year to $278.5 million
•Net Income increased 94% year-over-year to $31.0 million
•Adjusted EBITDA* increased 42% year-over-year to $75.7 million
•Diluted EPS increased 100% year-over-year to $0.14
•Adjusted diluted EPS* increased 82% year-over-year to $0.20

FULL FISCAL YEAR 2023 HIGHLIGHTS
•Net Sales decreased 24% year-over-year to $992.5 million
•Net Income decreased 55% year-over-year to $80.7 million
•Adjusted EBITDA* decreased 33% year-over-year to $247.3 million
•Diluted EPS of $0.37 and adjusted diluted EPS* of $0.56
•Strong cash flow from operations of $184.5 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer, and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the fourth quarter and full fiscal year ended December 31, 2023.

CEO COMMENTS
“Our fourth quarter results were consistent with expectations,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered net sales and earnings growth, record gross profit margins, and better than projected cash flow. 2023 was characterized by a normalization of supply chains, channel inventory destocking, and a return to established seasonal buying patterns. Despite the macroeconomic impact on the consumer, I am proud of the strong execution of our team, resulting in gross profit margin expansion, delivery of our SG&A cost reduction program, and robust cash flow growth. We accomplished many important strategic initiatives to strengthen our competitive advantages and drive profitable growth. This included advancing our technology leadership position with innovative connected pool solutions, leveraging our culture of continuous improvement and operational excellence, and expanding commercial relationships across sales channels. While economic conditions remain uncertain and our customers are taking a cautious approach ahead of the peak pool season, I am confident in our team’s ability to continue executing on our growth strategy and to create value for shareholders.”
FOURTH QUARTER FISCAL 2023 CONSOLIDATED RESULTS
Net sales increased by 8% to $278.5 million for the fourth quarter of fiscal 2023. The increase in net sales during the quarter was the result of higher volumes and favorable pricing. The growth in volume was primarily the result of strong early buy shipments.
Gross profit increased by 25% to $137.1 million for the fourth quarter of fiscal 2023. Gross profit margin increased 690 basis points to 49.2%. The increase in gross margin was principally due to the management of our manufacturing costs as well as less provisioning for slow-moving or obsolete inventory as compared to the prior-year period.
Selling, general, and administrative (“SG&A”) expenses increased by 2% to $61.6 million for the fourth quarter of fiscal 2023 compared to $60.5 million for the fourth quarter of fiscal 2022. As a percentage of net sales, SG&A decreased 130 basis points to 22%, compared to the prior-year period of 23% due to the increase in net sales. Research, development, and engineering expenses were $5.5 million for the fourth quarter of fiscal 2023, or 2% of net sales, as compared to $5.9 million for the prior-year period, or 2% of net sales.
Operating income increased by 54% to $55.5 million for the fourth quarter of fiscal 2023. The increase in operating income was driven by higher sales resulting from a strong early buy season. Operating income as a percentage of net sales (“operating margin”) was 19.9% for the fourth quarter of fiscal 2023, a 600 basis point increase from the 13.9% operating margin in the fourth quarter of fiscal 2022.

Interest expense, net, increased by approximately 8% to $17.6 million for the fourth quarter of fiscal 2023 primarily as a result of variable rate increases on the term loan and incremental term loan, partially offset by net interest income on our interest rate swaps and interest income on cash investment balances.
Income tax expense for the fourth quarter of fiscal 2023 was $8.1 million for an effective tax rate of 20.6%, compared to $6.9 million at an effective tax rate of 30.2% for the prior-year period. The increase was primarily due to the increase in income from operations as well as a reduced benefit from stock option exercises due to timing of exercises during the year. The decrease in the effective tax rate was driven by reduced tax expense for nondeductible compensation and the absence of withholding taxes on foreign earnings that occurred during the prior-year period.
Net income increased by 94% to $31.0 million for the fourth quarter of fiscal 2023.
Adjusted EBITDA* increased by 42% to $75.7 million for the fourth quarter of fiscal 2023. Adjusted EBITDA margin* expanded 660 basis points to 27.2%.
Diluted EPS increased by 100% to $0.14 for the fourth quarter of fiscal 2023. Adjusted diluted EPS* increased by 82% to $0.20 for the fourth quarter of fiscal 2023.
FOURTH QUARTER FISCAL 2023 SEGMENT RESULTS
North America
Net sales increased by 10% to $238.2 million for the fourth quarter of fiscal 2023. The increase was primarily the result of an increase in volume and the favorable impact of price. The growth in volume was driven by strong early buy shipments, partially offset by the moderation of end market demand trends due to macroeconomic factors and a changing competitive landscape in certain markets. The increase in net price was due to price increases enacted to offset inflationary pressure.
Segment income increased by 74% to $71.1 million for the fourth quarter of fiscal 2023. Adjusted segment income increased by 60% to $75.4 million.
Europe & Rest of World
Net sales decreased by 4% to $40.3 million for the fourth quarter of fiscal 2023. The decrease was primarily due to a decline in volume as a result of the moderation of end market demand due to macroeconomic factors and channel destocking, partially offset by the favorable impact of price and the favorable impact of foreign currency translation.
Segment income decreased by 6% to $7.9 million for the fourth quarter of fiscal 2023. Adjusted segment income decreased by 3% to $8.1 million.
FULL FISCAL YEAR 2023 CONSOLIDATED RESULTS
Net sales decreased by 24% to $992.5 million for the full fiscal year 2023. The decrease in net sales was primarily the result of the moderation of end market demand trends due to macroeconomic factors and distribution channel destocking. Geopolitical factors in Europe also contributed to the decline in volume. The increase in net price was due to price increases enacted to offset inflationary pressure.
Gross profit decreased by 20% to $477.0 million for the full fiscal year 2023. Gross profit margin increased to 48.1% for the fiscal year 2023, an increase of 270 basis points compared to the prior full year, primarily due to the management of manufacturing costs and the net price increase discussed above, partially offset by lower operating leverage.
Operating income decreased by 39% to $175.2 million for the full fiscal year 2023. The decrease in operating income was driven by the decrease in net sales. Operating margin was 17.7% in the full fiscal year 2023, a 400 basis point reduction from the 21.7% operating margin in the prior full year.
Net income decreased by 55% to $80.7 million for the full fiscal year 2023. Adjusted net income decreased by 46% to $122.9 million compared to the prior fiscal year.
Adjusted EBITDA* decreased by 33% to $247.3 million for the full fiscal year 2023 driven primarily by decreased net sales and lower operating leverage, partially offset by a decrease in SG&A expenses. Adjusted EBITDA margin* decreased by 310 basis points to 24.9% for the full fiscal year 2023 compared to the prior fiscal year.
Diluted EPS decreased by 53% to $0.37 for the full fiscal year 2023. Adjusted diluted EPS* decreased by 43% to $0.56 for the fiscal year 2023.
BALANCE SHEET AND CASH FLOW
As of December 31, 2023, Hayward had cash and cash equivalents of $178.1 million and approximately $256.5 million available for borrowing under its credit facilities. Cash flow from operations for fiscal 2023 of approximately $185 million was an increase of approximately $69 million from the prior year as a result of an increase in cash generated by working capital compared to cash used for working capital during the prior year, partially offset by a decrease in net income.
OUTLOOK
Hayward is introducing 2024 guidance reflecting a return to sales and earnings growth driven by solid execution across the organization, positive price realization and continued technology adoption. The guidance range also contemplates continued uncertainty around global macro conditions and consumer spending, coupled with our current expectations regarding channel inventory levels. For fiscal year 2024, Hayward expects net sales of approximately $1.010 billion to $1.060 billion, or an increase of approximately 2% to 7%, and Adjusted EBITDA* of $255 million to $275 million.
The pool industry remains attractive and continues to benefit from sustainable secular demand trends in outdoor living. Hayward continues to leverage our competitive advantages and drive increasing adoption of our leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 80% of our business. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by new product innovation, expanding commercial relationships, and operational excellence.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, February 29, 2024 at 9:00 a.m. (ET).
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call. The conference call may also be accessed by dialing (877) 423-9813 or (201) 689-8573.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921, or (412) 317-6671. The access code for the replay is 13744093. The replay will be available until 11:59 p.m. Eastern Time on March 14, 2024.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2024 guidance; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; and growth and expansion opportunities. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.

Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; the impact of product manufacturing disruptions, including as a result of catastrophic and other events beyond Hayward's control; uncertainties of the pace of distribution channel destocking and its impact on sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; customer decisions to reduce inventory levels; and other factors set forth in “Risk Factors” in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, consolidated segment income, adjusted consolidated segment income, adjusted consolidated segment income margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of fiscal 2024 adjusted EBITDA guidance (which is presented on a basis similar to the presentation of historical adjusted EBITDA) is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$178,097	$56,177
Short-term investments	25,000	—
Accounts receivable, net of allowances of $2,870 and $3,937, respectively	270,875	209,109
Inventories, net	215,180	283,658
Prepaid expenses	14,331	14,981
Income tax receivable	9,994	27,173
Other current assets	11,264	21,186
Total current assets	724,741	612,284
Property, plant, and equipment, net of accumulated depreciation of $95,917 and $84,119, respectively	158,979	149,828
Goodwill	935,013	932,396
Trademark	736,000	736,000
Customer relationships, net	206,308	230,503
Other intangibles, net	94,082	106,673
Other non-current assets	91,161	107,329
Total assets	$2,946,284	$2,875,013

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$15,088	$14,531
Accounts payable	68,943	54,022
Accrued expenses and other liabilities	155,543	163,283
Income taxes payable	109	574
Total current liabilities	239,683	232,410
Long-term debt, net	1,079,280	1,085,055
Deferred tax liabilities, net	248,967	264,111
Other non-current liabilities	66,896	70,403
Total liabilities	1,634,826	1,651,979

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock $0.001 par value, 750,000,000 authorized; 242,832,045 issued and 214,165,676 outstanding at December 31, 2023; 240,529,150 issued and 211,862,781 outstanding at December 31, 2022	243	241
Additional paid-in capital	1,080,894	1,069,878
Common stock in treasury; 28,666,369 and 28,666,369 at December 31, 2023 and December 31, 2022, respectively	(357,755)	(357,415)
Retained earnings	580,909	500,222
Accumulated other comprehensive income	7,167	10,108
Total stockholders’ equity	1,311,458	1,223,034
Total liabilities, redeemable stock, and stockholders’ equity	$2,946,284	$2,875,013

Hayward Holdings, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net sales	$278,469	$258,967	$992,452	$1,314,136
Cost of sales	141,331	149,475	515,502	717,101
Gross profit	137,138	109,492	476,950	597,035
Selling, general, and administrative expense	61,550	60,515	233,607	248,812
Research, development, and engineering expense	5,520	5,948	24,547	22,359
Acquisition and restructuring related expense (income)	6,993	(1,337)	13,213	8,162
Amortization of intangible assets	7,584	8,301	30,361	32,129
Operating income	55,491	36,065	175,222	285,573
Interest expense, net	17,645	16,282	73,584	51,387
Other (income) expense, net	(1,247)	(3,107)	551	(51)
Total other expense	16,398	13,175	74,135	51,336
Income from operations before income taxes	39,093	22,890	101,087	234,237
Provision for income taxes	8,057	6,922	20,400	54,890
Net income	$31,036	$15,968	$80,687	$179,347

Earnings per share
Basic	$0.15	$0.08	$0.38	$0.82
Diluted	$0.14	$0.07	$0.37	$0.78

Weighted average common shares outstanding
Basic	213,768,108	211,406,214	213,144,063	219,945,024
Diluted	220,848,098	219,958,655	220,688,616	229,726,497

Hayward Holdings, Inc. Unaudited Consolidated Statements of Cash Flows (In thousands)	Year Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net income	$80,687	$179,347
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	15,983	19,246
Amortization of intangible assets	37,079	38,393
Amortization of deferred debt issuance fees	4,696	3,271
Stock-based compensation	9,165	7,948
Deferred income taxes	(12,786)	(5,345)
Allowance for bad debts	(1,067)	1,934
Loss on impairment	6,720	—
Loss on sale of property, plant and equipment	1,000	6,128
Changes in operating assets and liabilities
Accounts receivable	(58,700)	(3,409)
Inventories	67,824	(35,117)
Other current and non-current assets	24,820	(40,197)
Accounts payable	14,551	(36,773)
Accrued expenses and other liabilities	(5,432)	(19,482)
Net cash provided by operating activities	184,540	115,944

Cash flows from investing activities
Purchases of property, plant, and equipment	(30,994)	(29,625)
Purchases of short-term investments	(25,000)	—
Acquisitions, net of cash acquired	—	(62,952)
Proceeds from sale of property, plant, and equipment	613	4
Net cash used in investing activities	(55,381)	(92,573)

Cash flows from financing activities
Purchases of common stock for treasury	(340)	(343,349)
Proceeds from issuance of long-term debt	5,448	129,725
Debt issuance costs	—	(8,547)
Payments of long-term debt	(12,518)	(10,445)
Proceeds from revolving credit facility	144,100	150,000
Payments on revolving credit facility	(144,100)	(150,000)
Proceeds from issuance of short term debt	6,130	8,119
Payments of short term debt	(6,894)	(5,063)
Other, net	562	320
Net cash used in financing activities	(7,612)	(229,240)

Effect of exchange rate changes on cash and cash equivalents	373	(3,750)
Change in cash and cash equivalents	121,920	(209,619)
Cash and cash equivalents, beginning of year	56,177	265,796
Cash and cash equivalents, end of year	$178,097	$56,177

Supplemental disclosures of cash flow information:
Cash paid-interest	$75,658	$51,499
Cash paid-income taxes	16,420	99,395
Equipment financed under finance leases	(21)	1,603

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$31,036	$15,968	$80,687	$179,347
Depreciation	2,965	5,315	15,983	19,246
Amortization	9,276	9,956	37,079	38,393
Interest expense	17,645	16,282	73,584	51,387
Income taxes	8,057	6,922	20,400	54,890
EBITDA	68,979	54,443	227,733	343,263
Stock-based compensation (a)	269	354	1,270	1,602
Currency exchange items (b)	(490)	(1,850)	786	926
Acquisition and restructuring related expense, net (c)	6,993	(1,337)	13,213	8,162
Other (d)	(96)	1,652	4,271	13,622
Total Adjustments	6,676	(1,181)	19,540	24,312
Adjusted EBITDA	$75,655	$53,262	$247,273	$367,575
Adjusted EBITDA margin	27.2%	20.6%	24.9%	28.0%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the current presentation, the stock-based compensation adjustment for the year ended December 31, 2022 would have been $0.4 million.
(b)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the fiscal quarter ended December 31, 2023 are primarily driven by a $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets.
Adjustments in the fiscal quarter ended December 31, 2022 include a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021, partially offset by separation costs associated with a reduction-in-force.

Adjustments in the year ended December 31, 2023 primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.4 million related to programs to centralize and consolidate operations and professional services in Europe, $1.9 million of costs associated with the relocation of the corporate headquarters to Charlotte, North Carolina, $1.2 million separation costs associated with the 2022 cost reduction program and $0.8 million of costs associated with integration costs from prior acquisitions.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the Corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, $1.9 million transaction costs associated with the acquisition of the specialty lighting business of Halco Lighting Technologies, LLC (“Specialty Lighting Business”), partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

(d)
Adjustments in the fiscal quarter ended December 31, 2023 are primarily related to programs to centralize and consolidate operations and professional services in Europe.
Adjustments in the fiscal quarter ended December 31, 2022 primarily includes a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $0.7 million of transitional expenses incurred to enable go-forward public company regulatory compliance, and other immaterial items.

Adjustments in the year ended December 31, 2023 primarily include $1.8 million related to inventory and fixed asset write-offs in Europe and $1.5 million of costs incurred related to the selling stockholder offerings of shares in March, May and August 2023, which are reported in SG&A in our consolidated statements of operations.

Adjustments in the year ended December 31, 2022 primarily include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our consolidated statements of operations, $0.9 million of expenses related to the Corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in our manufacturing and administrative facilities in Yuncos, Spain.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)

Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$31,036	$15,968	$80,687	$179,347
Tax adjustments (a)	974	1,164	(1,930)	(2,676)
Other adjustments and amortization:
Stock-based compensation (b)	269	354	1,270	1,602
Currency exchange items (c)	(490)	(1,850)	786	926
Acquisition and restructuring related expense, net (d)	6,993	(1,337)	13,213	8,162
Other (e)	(96)	1,652	4,271	13,622
Total other adjustments	6,676	(1,181)	19,540	24,312
Amortization	9,276	9,956	37,079	38,393
Tax effect (f)	(2,890)	(2,207)	(12,507)	(15,379)

Certain transactional-related adjustments (g):
Acquisitions	—	—	—	2,761
Tax effect (f)	—	—	—	(678)
Adjusted net income	$45,072	$23,700	$122,869	$226,080

Weighted average number of common shares outstanding, basic	213,768,108	211,406,214	213,144,063	219,945,024
Weighted average number of common shares outstanding, diluted	220,848,098	219,958,655	220,688,616	229,726,497

Basic EPS	$0.15	$0.08	$0.38	$0.82
Diluted EPS	$0.14	$0.07	$0.37	$0.78

Adjusted basic EPS	$0.21	$0.11	0.58	1.03
Adjusted diluted EPS	$0.20	$0.11	0.56	0.98

(a)
Tax adjustments for the three and twelve months ended December 31, 2023 reflect a normalized tax rate of 18.1% and 22.1% compared to our effective tax rate of 20.6% and 20.2%, respectively. Our effective tax rate for the three months ended December 31, 2023 includes discrete tax expenses related to state tax audit settlements and stock options exercises, partially offset by the tax benefits from a state franchise tax adjustment and other miscellaneous items. Our effective tax rate for the twelve months ended December 31, 2023 includes the tax benefits resulting from the exercise of stock options and prior period return-to-provision adjustments, partially offset by the impact of a discrete tax expense related to a change in the indefinite reinvestment assertion for one jurisdiction and other miscellaneous items. Tax adjustments for the three and twelve months ended December 31, 2022 reflect a normalized tax rate of 25.2% and 24.6% compared to our effective tax rate of 30.2% and 23.4%, respectively. Our effective tax rate for the three months ended December 31, 2022 includes discrete tax expense associated with withholding taxes related to the repatriation of foreign earnings and share-based compensation activity. Our effective tax rate for the twelve months ended December 31, 2022 includes discrete tax expenses related to the impact of the revaluation of deferred tax liabilities as a result of state tax law changes, the exercise of stock options and return to provision items, partially offset by a tax benefit from withholding taxes related to the repatriation of foreign earnings.

(b)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s IPO, whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the current presentation, the stock-based compensation adjustment for the year ended December 31, 2022 would have been $0.4 million.
(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the fiscal quarter ended December 31, 2023 are primarily driven by a $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets.
Adjustments in the fiscal quarter ended December 31, 2022 include a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021, partially offset by separation costs associated with a reduction-in-force.

Adjustments in the year ended December 31, 2023 primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.4 million related to programs to centralize and consolidate manufacturing operations and professional services in Europe, $1.9 million of costs associated with the relocation of the corporate headquarters to Charlotte, North Carolina, $1.2 million separation costs associated with the 2022 cost reduction program and $0.8 million of costs associated with integration costs from prior acquisitions.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the Corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, $1.9 million transaction costs associated with the acquisition of the Specialty Lighting Business, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.
(e)
Adjustments in the fiscal quarter ended December 31, 2023 are primarily related to programs to centralize and consolidate operations and professional services in Europe.
Adjustments in the fiscal quarter ended December 31, 2022 primarily includes a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $0.7 million of transitional expenses incurred to enable go-forward public company regulatory compliance, and other immaterial items.

Adjustments in the year ended December 31, 2023 primarily include $1.8 million related to inventory and fixed asset write-offs in Europe and $1.5 million of costs incurred related to the selling stockholder offerings of shares in March, May and August 2023, which are reported in SG&A in our consolidated statements of operations.

Adjustments in the year ended December 31, 2022 primarily include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our consolidated statements of operations, $0.9 million of expenses related to the Corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in our manufacturing and administrative facilities in Yuncos, Spain.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.
(g)
The adjustments for the twelve months ended December 31, 2022 represent adjustments related to the acquisition of the Specialty Lighting Business as if the acquisition had occurred at the beginning of the period.

Segment Reconciliations

Following is a reconciliation from income from operations before income taxes to consolidated segment income and segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	December 31, 2023			December 31, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$278,469	$238,150	$40,319	$258,967	$216,809	$42,158
Gross profit	137,138	121,730	15,408	109,492	93,130	16,362
Gross profit margin %	49.2%	51.1%	38.2%	42.3%	43.0%	38.8%

Income from operations before income taxes	$39,093			$22,890
Expenses not allocated to segments
Corporate expense, net	8,882			6,142
Acquisition and restructuring related expense (income)	6,993			(1,337)
Amortization of intangible assets	7,584			8,301
Interest expense, net	17,645			16,282
Other (income) expense, net	(1,247)			(3,107)
Segment income	$78,950	$71,079	$7,871	$49,171	$40,773	$8,398
Segment income margin %	28.4%	29.8%	19.5%	19.0%	18.8%	19.9%
Depreciation	$2,904	$2,658	$246	$4,809	$4,614	$195
Amortization	1,692	1,692	—	1,656	1,656	—
Stock-based compensation (a)	31	20	11	(617)	(566)	(51)
Other (b)	—	—	—	568	716	(148)
Total adjustments	4,627	4,370	257	6,416	6,420	(4)
Adjusted segment income	$83,577	$75,449	$8,128	$55,587	$47,193	$8,394
Adjusted segment income margin %	30.0%	31.7%	20.2%	21.5%	21.8%	19.9%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Adjustments in the fiscal quarter ended December 31, 2022 for NAM primarily includes a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business

Adjustments in the fiscal quarter ended December 31, 2022 for E&RW primarily includes collections of previously reserved bad debt expense related to certain customers impacted by the conflict in Russia and Ukraine.

(Dollars in thousands)	Twelve Months Ended			Twelve Months Ended
	December 31, 2023			December 31, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$992,452	$823,276	$169,176	$1,314,136	$1,108,859	$205,277
Gross profit	476,950	410,641	66,309	597,035	514,855	82,180
Gross profit margin %	48.1%	49.9%	39.2%	45.4%	46.4%	40.0%

Income from operations before income taxes	$101,087			$234,237
Expenses not allocated to segments
Corporate expense, net	30,147			30,151
Acquisition and restructuring related expense	13,213			8,162
Amortization of intangible assets	30,361			32,129
Interest expense, net	73,584			51,387
Other (income) expense, net	551			(51)
Segment income	$248,943	$215,425	$33,518	$356,015	$308,627	$47,388
Segment income margin %	25.1%	26.2%	19.8%	27.1%	27.8%	23.1%
Depreciation	$15,550	$14,610	$940	$17,815	$17,049	$766
Amortization	6,718	6,718	—	6,265	6,265	—
Stock-based compensation (a)	482	437	45	(434)	(494)	60
Other (b)	503	503	—	9,534	9,332	202
Total adjustments	23,253	22,268	985	33,180	32,152	1,028
Adjusted segment income	$272,196	$237,693	$34,503	$389,195	$340,779	$48,416
Adjusted segment income margin %	27.4%	28.9%	20.4%	29.6%	30.7%	23.6%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO, whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the current presentation, the stock-based compensation adjustment for the twelve months ended December 31, 2023 would have been an income of $0.7 million and expense of $0.1 million for NAM and E&RW, respectively.

(b)	Adjustments in the year ended December 31, 2023 for NAM include miscellaneous items we believe are not representative of our ongoing business operations.

Adjustments in the year ended December 31, 2022 for NAM include $5.5 million of expenses associated with the discontinuation of a product joint development agreement and a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, and other immaterial items.
Adjustments in the year ended December 31, 2022 for E&RW include $0.2 million bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine partially offset by subsequent collections.

CONTACTS
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Source: Hayward Holdings, Inc.